Exhibit 5.1

SMITH, ANDERSON, BLOUNT,

DORSETT, MITCHELL & JERNIGAN, L.L.P.

LAWYERS

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 ___________	November 4, 2022	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 ___________
TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Rayonier Inc.

1 Rayonier Way

Wildlight, Florida 32097

Re:	Rayonier Inc.

Ladies and Gentlemen:

We have acted as North Carolina counsel for Rayonier Inc., a North Carolina corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the automatic shelf registration statement of the Company on Form S-3 (Registration No. 333-268176), and any amendments through the date hereof (the “Registration Statement”), prepared and filed by the Company on November 4, 2022 with the Securities and Exchange Commission (the “Commission”), including the base prospectus included therein at the time the Registration Statement became effective (the “Base Prospectus”), which forms a part of the Registration Statement and the prospectus supplement, dated November 4, 2022 filed by the Company with the Commission on November 4, 2022, pursuant to Rule 424(b)(5) under the Act (together with the Base Prospectus and the documents incorporated by reference therein, the “Prospectus”), of the issuance and sale by the Company from time to time of up to $300,000,000 maximum aggregate offering price of shares (the “Shares”) of the Company’s common stock, no par value per share (“Common Stock”). The issuance and sale of the Shares will be pursuant to a Distribution Agreement, dated November 4, 2022 (the “Distribution Agreement”), among the Company and Rayonier, L.P., on the one hand, and Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Raymond James & Associates, Inc., on the other hand. Capitalized terms used but not defined herein shall have the meanings specified in the Distribution Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have examined the Registration Statement, the Prospectus, the Amended and Restated Articles of Incorporation of the Company, the Bylaws of the Company, the Distribution Agreement, the resolutions adopted by the Board of Directors of the Company relating to the issuance and sale of the Shares, the authorization of the Distribution Agreement and the transactions contemplated thereby and as certified by an officer of the Company (the “Resolutions”), and have reviewed such other documents and considered such matters of law and fact, in each case, as we have deemed appropriate, in our professional judgment, to render the opinions contained herein. In our examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Rayonier Inc.

November 4, 2022

For purposes of rendering our opinion expressed herein, we have assumed that (i) the aggregate offering price of all of the Shares will not exceed the aggregate offering amount authorized in the Resolutions, and (ii) the consideration per share received by the Company for each of the Shares to be issued and sold pursuant to the Distribution Agreement will be determined in accordance with, and will not be less than, the applicable minimum consideration per share authorized in the Resolutions.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that the Shares have been duly authorized and, upon issuance and delivery of the Shares as specified in and in accordance with the Registration Statement, the Prospectus, the Distribution Agreement and the Resolutions, and upon either (i) the countersigning of certificates representing the Shares by a duly authorized signatory of the registrar for Common Stock or (ii) the book entry of the Shares by the transfer agent for Common Stock, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is set forth herein as to the laws of any other jurisdiction. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, the issuance of the Shares or both. The opinions expressed herein do not extend to compliance with federal or state securities laws relating to the issuance and sale of Common Stock, including the securities laws of the State of North Carolina, and we express no opinion with respect to any federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares and to the use of our name in the Prospectus under the caption “Legal Matters.” Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated under the Act.

Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.